Exhibit 3.25

[LOGO]

THE STATE OF TEXAS

SECRETARY OF STATE

CERTIFICATE OF RESTATED ARTICLES

OF INCORPORATION

OF

THE CIRCLE K CORPORATION

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Restated Articles of Incorporation for the above named corporation have been received in this office and are found to conform the law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Restated Articles of Incorporation.

Dated:	October 15, 1993

Effective:	October 15, 1993

[SEAL]	/s/ John Hannah Jr
Secretary of State

LC

FILED
In the Office of the
Secretary of State of Texas

OCT 15 1993

Corporations Section

RESTATED ARTICLES OF INCORPORATION
OF
THE CIRCLE K CORPORATION

The Circle K Corporation, pursuant to Article 4.07 of the Texas Business Corporation Act, hereby adopts the following Restated Articles of Incorporation which contain no amendment to any provision of and accurately copy the articles of incorporation and all amendments thereto that are in effect to date.  These Restated Articles of Incorporation shall supersede such articles of incorporation and all amendments thereto.

ARTICLE ONE

The name of this corporation is “THE CIRCLE K CORPORATION.”

ARTICLE TWO

The period of the corporation’s duration is perpetual.

ARTICLE THREE

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is twelve million (12,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

ARTICLE FIVE

No Shareholder of the corporation shall, by reason of such Shareholder holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of any class of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance or sale of any such shares, or such notes, debentures, bonds, or other securities, would adversely affect the dividend or voting rights of such Shareholder of the corporation, other than such rights, if any, as the board of directors, in its discretion, may grant to the shareholders to purchase such additional, unissued, or treasury securities; and the corporation may issue or sell additional unissued or treasury shares of any class of the corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering the same in whole or in part to the existing shareholders of any class.

ARTICLE SIX

At each election for directors of the corporation, a shareholder shall not be permitted to cumulate shareholder votes.

ARTICLE SEVEN

The street address of the registered office of the corporation is 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its registered agent at such address is CT Corporation System.

ARTICLE EIGHT

The number of directors constituting the initial Board of Directors is ten.  Thereafter the number of directors shall be fixed in the manner set forth in the Bylaws.

The names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

NAMES	ADDRESSES

Fred Hervey	1011 E. Yandell El Paso, Texas 79902

Dean Guerin	P. O. Box 508 Dallas, Texas 75221

Raymond F. Hayes	250 N. Church Avenue Tucson, Arizona 85701

Harry O. Rearick	6024 Gateway East El Paso, Texas 79905

Hugh K. Frederick, Jr.	P. O. Box 941 El Paso, Texas 79946

Glover W. Beeny	P. O. Box 20230 Phoenix, Arizona 85036

Darrell D. Sigfridson	P. O. Box 20230 Phoenix, Arizona 85036

John Muir Kipp	P.O. Box 12585 El Paso, Texas 79912

William G. Sullivan	6070 Gateway East P. O. Box 20015 El Paso, Texas 79998

Jack Rich	P. O. Box 12007 El Paso, Texas 79912

ARTICLE NINE

No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for any act or omission in such director’s capacity as director, except to the extent such director is found liable for (i) a breach of such director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of such director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

THE CIRCLE K CORPORATION, a Texas corporation

By:	/s/ Joel A. Sterrett
Name:	Joel A. Sterrett
Title:	Secretary

[LOGO]

The State of Texas

SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

OF

CIRCLE K STORES INC.

FORMERLY: THE CIRCLE K CORPORATION

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of Amendment for the above named entity have been received in this office and are found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law, hereby issues this Certificate of Amendment.

Dated:                    January 25, 1995

Effective:               January 25, 1995

[SEAL]

/s/ Antonio O. Garza, Jr.	rjk
Secretary of State

FILED
In the Office of the
Secretary of State of Texas

JAN 25 1995

Corporations Section

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I

The name of the corporation set forth in the Articles of Incorporation is THE CIRCLE K CORPORATION.

ARTICLE II

This amendment of the Articles of Incorporation, adopted by the sole shareholder of the corporation on January 23, 1995, changes the name of the corporation.  The text of Article I of the Articles of Incorporation is hereby deleted and replaced with the following:  The name of the corporation is “CIRCLE K STORES INC.”

ARTICLE III

Shares authorized:	12,000,000
Shares outstanding:	1,000

All of the 1,000 shares outstanding voted in favor of these Articles of Amendment to the Articles of Incorporation.

Dated: January 25, 1995

CIRCLE K STORES INC., formerly The Circle K Corporation, a Texas corporation

By:	/s/ Gehl P. Babinec
Gehl P. Babinec

Title: Senior Vice President

STATE OF ARIZONA	}
	}	ss.
County of Maricopa	}

The following instrument was acknowledged before me this 25th day of January, 1995 by Gehl P. Babinec, Senior Vice President of CIRCLE K STORES INC., formerly THE CIRCLE K CORPORATION, a Texas corporation.

IN WITNESS WHEREOF, I hereunto place my hand and official seal.

/s/ Vicki Stouffer
Notary Public
My Commission Expires:

	[SEAL]	NOTARY PUBLIC
STATE OF ARIZONA
MARICOPA COUNTY
VICKI STOUFFER
My Commission Expires June 30, 1996

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